Exhibit 99.1
                                                                   Press Release

                                                        Contact:
                                                        John R. Polchin
                                                        Chief Financial Officer
                                                        Convera
                                                        703.761.3700




             Retired General Montgomery C. Meigs Joins Convera Board


Vienna, Va. August 4, 2005 - Convera Corporation (NASDAQ: CNVR) announced today that Retired United States Army General Montgomery C. Meigs has joined the Convera Board of Directors. General Meigs was the Commander of the U.S. Army in Europe from 1998 through 2002 and Commander of NATO's Peacekeeping Force in Bosnia from 1998 through 1999. General Meigs is currently the Louis A. Bantle Chair at the Maxwell School of Syracuse University and a Consultant to Chief of Staff Army's Program for Leader Development of Senior Officers. General Meigs replaces William Reed who recently resigned.

"We thank Will Reed for his contributions over the past three years and we are delighted to have a person of accomplishment such as General Meigs to serve on our Board," said Patrick C. Condo, CEO and President of Convera Corporation.



About Convera Convera is a leading provider of mission-critical enterprise search and categorization solutions. Convera's RetrievalWare solutions maximize return on investment in vast stores of unstructured information by providing highly scalable, fast, accurate and secure search across more than 200 forms of text, video, image and audio information, in more than 50 languages. More than 900 customers in 33 countries rely on Convera's search solutions to power a broad range of applications including enterprise portals, knowledge management, intelligence gathering, profiling, corporate policy compliance, regulatory compliance, customer service and more. For more information, contact Convera at 800-788-7758, via e-mail at info@convera.com or on the Web at www.convera.com


This release, including any statements from Convera personnel, contains statements about Convera's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; the ability to continue funding operating losses; fluctuations in operating results including impacts from reduced corporate IT spending and lengthier sales cycles; continued success in technological advances and development including the Web indexing initiative; possible disruption in commercial activities caused by terrorist activity and armed conflict, such as changes in logistics and security arrangements; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to Convera's business and product development efforts, which are further described in Convera's filings with the Securities and Exchange Commission. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to Convera on the date of this release, and Convera assumes no obligation to update such statements. The Convera design logo and the following are worldwide trademarks of Convera: Convera(TM), RetrievalWare(R), and Screening Room(R). The names of actual companies and products mentioned herein may be the trademarks of their respective owners.